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                                                                   EXHIBIT 10.24

                         SUPPLEMENTAL PENSION AGREEMENT

     AGREEMENT, dated as of this 30th day of April, 1997, by and between AMBAC INC., a Delaware corporation (the "Company"), and PHILLIP B. LASSITER (the "Executive").

     WHEREAS, the Company and the Executive have entered into an employment agreement (the "Employment Agreement") providing for the Executive to be employed by the Company as its Chairman and Chief Executive Officer upon the terms and conditions set forth in such agreement; and

     WHEREAS, the Company and the Executive have agreed that, as part of the incentive for the Executive's employment with the Company and as provided in the Employment Agreement, the Company shall provide the Executive with enhanced pension benefits according to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

          1. Supplemental Retirement Benefits. Provided that the Executive remains in the employ of the Company or its affiliates until at least the age at which he becomes eligible for early retirement under the terms of the Pension Plan of AMBAC Inc. (the "Retirement Plan") (or, if earlier, until termination of his employment by reason of death or disability (as defined in Section 4(c) of the Employment Agreement), the Company will pay the Executive, commencing at the time payment of benefits under the Retirement Plan commences (or, if earlier, commencing as of the first month following termination of the Executive's employment by reason of death or disability), an annual supplemental retirement benefit (the "ASRB") determined by the formula "ASRB = X - (Y + Z)", where "X", "Y" and "Z" are defined as follows:

     "X" equals the annual amount that would be payable under the Retirement Plan to the Executive commencing at his retirement (or earlier termination of employment due to death or disability) determined as though (A) the provisions of the Retirement Plan in effect on December 31, 1991 had remained in effect through such retirement or earlier termination; (B) the Executive's bonus compensation, including cash bonus and any restricted stock or stock units awarded in lieu of cash (any such stock and units to be considered to have the value attributed thereto by the Compensation and Organization Committee (the "Committee") as provided in Section 3(b) of the Employment Agreement), but excluding the value of any stock options, that was taken into account
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     in computing the benefit payable thereunder; and (C) such benefit was calculated without giving effect to the limitations provided for in Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provisions thereto.

     "Y" equals the aggregate annual benefits payable to the Executive under any qualified or nonqualified defined benefit retirement plan or arrangement maintained by the Company or any of its subsidiaries or affiliates.

     "Z" equals an annual amount that is the actuarial equivalent of the excess, if any, of:

          (A) the aggregate amount of employer contributions that would have been contributed to the Executive's account under the AMBAC Inc. Savings Incentive Plan or any successor plan thereto (the "SIP") through the date of the Executive's retirement (or earlier termination of employment due to death or disability), determined pursuant to the terms of the SIP and any such other plans or arrangements as in effect from time to time, over

          (B) the amount of employer contributions that would have been so contributed to the Executive's account under the SIP determined pursuant to the terms of the SIP in effect on December 31, 1991, in each such case calculated on the assumptions:

          ((alpha)) that Sections 401(a)(17), 402(g) and 415 of the Code did not apply and that the Executive's annual contributions would not be limited by operation of the actual deferral percentage or actual contribution percentage tests under Sections 401(k) and (m), respectively, of the Code, and

          ((beta)) that the Executive had deferred 6% of his salary under the SIP,

     all such amounts to be credited with interest from December 31 of the year in respect of which any such contribution would have been made to the date of the Executive's retirement or other termination of employment at a rate equal to the applicable long-term federal rate compounded semiannually, such rate to be adjusted annually on the first day of each calendar year to reflect the rate then in effect. For this purpose, actuarial equivalence shall be determined using the actuarial assumptions used in the valuation of the required minimum contribution to the Retirement Plan under Section 412 of the Code for the plan year in which the Executive retires or otherwise terminates employment.

The ASRB shall be determined and paid on the basis of the same payment alternative that the Executive shall have elected under the Retirement Plan.
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          2. General Provisions.

               (a) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

                    (i) To the Company:      AMBAC Inc.
                                             One State Street Plaza
                                             New York, NY  10004
                                             Attention:  General Counsel

                    (ii) To the Executive:   Phillip B. Lassiter
                                             16 Sutton Place
                                             Apartment 12A
                                             New York, New York 10022

          or to such other person or other address as either party may specify to the other in writing.

               (b) Limited Waiver. The waiver by the Company or the Executive of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

               (c) Assignment. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets or the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

               (d) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the Executive and the Company.

               (e) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

               (f) Unsecured Promise. No benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.
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               (g) Governing Law. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Delaware.

               (h) Governing Terms; Single Supplemental Retirement Benefits Arrangement. This Agreement sets forth the understanding of the parties according to the terms of the Employment Agreement and, in the event that any of the terms or conditions of this Agreement are construed in a manner that varies in any respect from the construction of the terms or conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall govern the relationship of the parties. The parties understand and agree that (i) this Agreement formalizes the provision of supplemental retirement benefits set forth in the Employment Agreement, (ii) the supplemental retirement benefits described herein are the same benefits contemplated by the Employment Agreement and (iii) this Agreement is not intended to and does not entitle the Executive to any benefits in addition to those set forth in the Employment Agreement.

               (i) Headings. The headings and captions of the Sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

               (j) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.


                                            AMBAC INC.



                                            By   /s/:Janice Reals Ellig
                                                 ------------------------------
                                                 Name: Janice Reals Ellig
                                                 Title:  Senior Vice President

                                            THE EXECUTIVE

                                            /s/Phillip B. Lassiter
                                            -----------------------------------
                                            Phillip B. Lassiter